Exhibit 99.1

A. H. Belo Corporation Announces First Quarter 2016 Dividend

DALLAS—A. H. Belo Corporation (NYSE: AHC) announced today that the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on March 4, 2016 to shareholders of record at the close of business on February 12, 2016.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and marketing services. With a continued focus on extending the Company’s media platform, A. H. Belo is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.